                                                                    EXHIBIT 12.2


                            POST PROPERTIES, INC. (1)
    COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
                                 STOCK DIVIDENDS
                             (Dollars in Thousands)




                                                   SIX MONTHS
                                                      ENDED
                                                     JUNE 30,                      YEAR ENDED DECEMBER 31,
                                                   =========== ========================================================
                                                     1997         1996        1995        1994       1993        1992
                                                   =========== ========    ========    ========    ========    ========
Pre-tax income (loss) from continuing operations   $ 26,365 (2)$ 43,469 (2)$ 29,988 (2)$ 22,192 (2) $ 2,632    ($ 9,201)

Minority interest in the income of subsidiary
     with fixed charges                               5,751       9,984       8,429       6,951       1,935        --
                                                   --------    --------    --------    --------    --------    --------
                                                     32,116      53,453      38,417      29,143       4,567      (9,201)
                                                   --------    --------    --------    --------    --------    --------

Fixed charges and preferred stock dividends:
  Interest incurred and amortization of debt
    discount and premium on all indebtedness         15,379      27,926      29,714      24,014      36,824      44,998
  Preferred dividends                                 2,125       1,063        --          --          --          --
  Rentals (3)                                           652         939         678         637         574         461
                                                   --------    --------    --------    --------    --------    --------
Total fixed charges                                  18,156      29,928      30,392      24,651      37,398      45,459
                                                   --------    --------    --------    --------    --------    --------
Earnings before income taxes, minority interest
     and fixed charges                               50,272      83,381      68,809      53,794      41,965      36,258
Adjustment for capitalized interest                  (3,757)     (4,443)     (5,653)     (3,427)       (666)       (776)
                                                   ========    ========    ========    ========    ========    ========
Total earnings                                     $ 46,515    $ 78,938    $ 63,156    $ 50,367    $ 41,299    $ 35,482
                                                   ========    ========    ========    ========    ========    ========

Ratio of Earnings to Fixed Charges                      2.6         2.6         2.1         2.0         1.1          (4)
                                                   ========    ========    ========    ========    ========    ========


(1) The ratio of earnings to combined fixed charges and preferred stock dividends is the same for Post Apartment Homes, L.P.
(2) Included in the pre-tax income from continuing operations is a non-recurring gain of $3,512 for the six months ended June 30, 1997 and $854, $1,746 and $1,494 for the years ended December 31, 1996, 1995 and 1994, respectively, relating to the sale of real estate assets as disclosed in the Company's consolidated financial statements. If such sale had not occurred, the ratio of earnings to combined fixed charges and preferred stock dividends would have been
2.4 for the six months ended June 30, 1997, 2.6 for the year ended December 31, 1996 and 2.0 for the years ended December 31, 1995 and 1994.
(3) The interest factor of rental expense is calculates as one-third of rental expense for all leases except for one lease for which the interest factor is calculated as 100% of rental expense. The Company believes these represent appropriate interest factors.
(4) The Company's earnings did not cover fixed charges by $9,977.